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                                                                      Exhibit 99


INDEPENDENT AUDITORS' REPORT



We have audited the consolidated balance sheet of Rohr, Inc. and its subsidiaries as of July 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended July 31, 1996 (such statements are not separately presented). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material aspects, the financial position of Rohr, Inc. and its subsidiaries as of July 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 1996, in conformity with generally accepted accounting principles.

                                               /S/DELOITTE & TOUCHE LLP

San Diego, California
September 11, 1997